                                                                     Exhibit 11


                            OVID TECHNOLOGIES, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                   ---------

                                   Three Months  Three Months      Six           Six
                                       Ended        Ended      Months Ended  Months Ended
                                      6/30/96      6/30/97       6/30/96       6/30/97

Net Incom .......................   $  710,000    $  924,000    $  943,000    $1,459,000
                                    ==========    ==========    ==========    ==========

Shares used in calculation of net
  income per share of common
  stock:
    Weighted average shares of
    common stock outstanding ....    5,732,131     5,986,623     5,722,472     5,954,052

Dilutive effect of stock options
  after the application of the
  treasury stock method .........    1,556,727     1,305,711     1,512,756     1,293,291
                                    ----------    ----------    ----------    ----------

                                     7,288,858     7,292,334     7,235,228     7,247,343
                                    ==========    ==========    ==========    ==========
Net income per share of
  common stock ..................         $.10          $.13          $.13          $.20
                                          ====          ====          ====          ====